Exhibit 3.2

FS INVESTMENT CORPORATION II

Articles of Amendment

FS Investment Corporation II, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation desires to, and hereby does, amend its charter (the “Charter”) as currently in effect as hereinafter set forth.

SECOND: The Charter is hereby amended by deleting the first two sentences from Article V, Section 5.1 and inserting the following in place thereof:

The Corporation has authority to issue 950,000,000 shares of stock, of which 900,000,000 shares are classified as common stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares are classified as preferred stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized stock having par value is $950,000.

THIRD: The amendment to the Charter as set forth above has been approved by a majority of the entire the board of directors of the Corporation, without action by the stockholders, as permitted by Section 2-105(a)(13) of the Maryland General Corporation Law and Article V, Section 5.1 of the Charter.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment was 500,000,000, consisting of 450,000,000 shares of Common Stock, $0.001 par value per share, and 50,000,000 shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all shares of stock having par value was $500,000.

FIFTH: The total number of shares of stock which the Corporation has authority to issue after giving effect to the foregoing amendment is 950,000,000, consisting of 900,000,000 shares of Common Stock, $0.001 par value per share, and 50,000,000 shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $950,000.

SIXTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalty for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer on December 17, 2019.

ATTEST:	FS INVESTMENT CORPORATION II

/s/ Stephen S. Sypherd	By:	/s/ Michael C. Forman
Stephen S. Sypherd		Michael C. Forman
Secretary		Chief Executive Officer